Exhibit 99.1

(1)

The amount reported includes 150 shares of Common Stock that are owned of record by Borden Holdings, LLC (“Holdings”). Apollo Management V, L.P. (“Management”) serves as the manager of each of Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V (A), L.P., Apollo Netherlands V (B), L.P., Apollo German Partners V GmbH & Co. KG and AP-BHI Investments, L.P. (collectively, the “Apollo Members”), which are all members of BHI Investment, LLC, which is the sole stockholder of BHI Acquisition Corp., which is the sole member of Holdings. AIF V Management, Inc. (“AIF V”) is the general partner of Management. Apollo Advisors V, L.P. (“Advisors”) is the general partner of each of the Apollo Members. Apollo Capital Management V, Inc. (“ACM V”) is the general partner of Advisors. BHI Acquisition Corp., BHI Investment, LLC, the Apollo Members, Management, Advisors, AIF V and ACM V, and Messrs. Leon Black and John Hannan, the executive officers and directors of AIF V and ACM V, disclaim ownership of all shares of Common Stock of AEP Industries Inc. held by Holdings in excess of their pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.